Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FIRST QUARTER 2019 RESULTS

DALLAS – April 24, 2019 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended March 31, 2019, and introduced core earnings, a non-GAAP financial measure.

First Quarter 2019 Summary

•	Generated an annualized economic return of 5.1%, consisting of a $0.04 increase in book value to $9.43 per common share and an $0.08 per common share first quarter dividend
•	Recognized a GAAP net loss of $7.7 million or $(0.15) per diluted common share
•	Generated core earnings of $15.5 million or $0.12 per diluted common share, an increase of $0.07 per common share over the prior quarter
•	Increased agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio to $12.23 billion and leverage to 9.65 times long-term investment capital

First Quarter Earnings and Related Discussion

Capstead reported a GAAP net loss of $7.7 million or $(0.15) per diluted common share for the quarter ended March 31, 2019. On March 1, 2019 the Company discontinued its use of hedge accounting on its interest rate swaps related to secured borrowings and introduced a core earnings metric. Consequently, GAAP net loss for the quarter included a loss in fair value of these derivatives of $26.2 million and amortization of the net unrealized gains of $3.0 million from the date of de-designation. The Company reported core earnings of $15.5 million or $0.12 per diluted common share for the quarter ended March 31, 2019. This compares to net income and core earnings of $9.0 million or $0.05 per diluted common share for the quarter ended December 31, 2018. As described further in the “Non-GAAP Financial Measures” section of this release, core earnings and core earnings per common share exclude the above-mentioned GAAP adjustments related to no longer using hedge accounting for GAAP purposes.

Portfolio yields averaged 2.75% during the first quarter of 2019, an increase of 41 basis points from the 2.34% reported for the fourth quarter. Cash yields (yields on the portfolio before investment premium amortization) continued benefiting from mortgage loans underlying the portfolio resetting to higher rates based on higher prevailing six- and 12-month interest rate indices and higher coupon interest rates on recent acquisitions. Yields also benefited from lower investment premium amortization as a result of declining mortgage prepayment rates, lower pricing levels on recent acquisitions and changes in prepayment estimates. Mortgage prepayment rates averaged an annualized constant prepayment rate, or CPR, of 20.62%, a decrease of 1.75% CPR from an average of 22.37% CPR the previous quarter.

Capstead’s portfolio of residential mortgage investments increased $263 million during the first quarter of 2019 to $12.23 billion, with acquisitions exceeding portfolio runoff by $214 million (principal amount) with the remaining increase primarily attributable to increases in unrealized gains on the portfolio.

Rates on Capstead’s $11.22 billion in secured borrowings, after adjusting for hedging activities, averaged 16 basis points higher at 2.23% during the first quarter of 2019, compared to 2.07% for the prior quarter.  This increase is largely attributable to the funding market’s response to a 25 basis point increase in the Federal Funds Rate in December 2018, partially mitigated by the Company’s hedging activities. During the first quarter the Company added $2.60 billion in three-year swap agreements at attractive rates relative to short-term borrowings while $950 million of swaps with relatively lower fixed rates matured. The Company typically uses two- and three-year term pay fixed, receive variable swaps with variable rate receipts based on three-month LIBOR to help mitigate exposure to rising short-term interest rates.  At quarter-end the Company held $8.20 billion notional amount of interest rate swaps related to secured borrowings with contract expirations occurring at various dates through the first quarter of 2022 and a weighted average expiration of 19 months.

Portfolio leverage (secured borrowings divided by long-term investment capital) increased to 9.65 to one at March 31, 2019 from 9.49 to one at December 31, 2018, reflecting portfolio growth.

Capstead operates a highly efficient investment platform, particularly compared to other mortgage REITs and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. The Company currently anticipates operating costs expressed as an annualized percentage of long-term investment capital will be approximately 1.3% for 2019.  Expressed as an annualized percentage of total assets, operating costs are expected to be approximately 0.12% for 2019.

Book Value per Common Share

Book value per share as of March 31, 2019 was $9.43, an increase of $0.04 or 0.4% over December 31, 2018 book value of $9.39. Capstead’s investment strategy attempts to mitigate risks to book value by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM or fixed-rate loans.  Fair value is impacted by market conditions including changes in interest rates, the availability of financing at reasonable rates and leverage levels, among other factors.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “Our first quarter 2019 earnings benefited from higher cash yields, lower investment premium amortization and favorable terms on new swaps entered into during the quarter, which together with higher portfolio balances more than offset the effects of higher borrowing costs resulting from the December 2018 federal funds rate increase.

“Cash yields should continue increasing in the coming quarters through coupon resets and acquisitions, albeit at a slower pace given that the underlying indices have declined since year-end.  With the Federal Reserve indicating it is unlikely to increase the federal funds rate this year, we anticipate more stable borrowing costs in the coming quarters affording us the opportunity to continue to recover financing spreads diminished by previous increases in borrowing rates.  While our board authorized an increase to our common stock repurchase program in February, we did not repurchase any shares this quarter due to higher trading prices of our common stock and opportunities to grow our portfolio of agency-guaranteed ARM securities at attractive levels.

“Discontinuing hedge accounting for our interest rate swaps related to secured borrowings has improved our flexibility in managing our balance sheet and eliminated ongoing administrative costs associated with using hedge accounting.  In connection with this change, we also adopted a core earnings presentation in order to depict for our investors our operating results in a manner consistent with our previous earnings presentations and how we manage the business.

“For nearly 20 years, Capstead has operated as a cost-effective, internally managed REIT that invests in a leveraged portfolio of short duration agency-guaranteed residential ARM securities with the goal of generating attractive risk-adjusted returns over the long-term. For investors seeking risk-adjusted levered returns with a comparably higher degree of safety from interest rate and credit risk, we believe Capstead represents a reasonably compelling opportunity that is difficult to find elsewhere in the markets.”

Non-GAAP Financial Measures

Management believes the presentation of core earnings and core earnings per common share,  non-GAAP financial measures, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers. Historically, the Company designated its interest rate swaps related to secured borrowings as hedges for accounting purposes, whereby changes in the swaps’ fair values were recorded in Accumulated other comprehensive income. The Company discontinued hedge accounting on March 1, 2019 for these swaps and, for GAAP purposes, related changes in the fair value are recorded in the Company’s consolidated statement of operations beginning on that date. Also, for GAAP purposes, related net unrealized gains recorded in Accumulated other comprehensive income through February 28, 2019 are being recognized as a component of interest expense in the Company’s consolidated statement of operations over the remaining life of these swaps.  Core earnings and core earnings per common share exclude these GAAP adjustments.

Management believes that presenting financing spreads on residential mortgage investments, a non-GAAP financial measure, provides important information for evaluating the performance of the Company’s portfolio as opposed to total financing spreads because the non-GAAP measure speaks specifically to the performance of the Company’s investment portfolio.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, April 25, 2019 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available up to the date of our next earnings press release.  An audio replay can be accessed one hour after the end of the conference call, also up to the date of our next earnings press release, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10130702.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax reform, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and credit markets, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Residential mortgage investments ($11.82 and $11.57 billion pledged at March 31, 2019 and December 31, 2018, respectively)	$12,228,422	$11,965,381
Cash collateral receivable from interest rate swap counterparties	58,191	31,797
Interest rate swap agreements at fair value	7,037	–
Cash and cash equivalents	32,433	60,289
Receivables and other assets	115,691	129,058
	$12,441,774	$12,186,525
Liabilities
Secured borrowings	$11,222,451	$10,979,362
Interest rate swap agreements at fair value	21,903	17,834
Unsecured borrowings	98,317	98,292
Common stock dividend payable	7,110	7,132
Accounts payable and accrued expenses	27,115	24,842
	11,376,896	11,127,462
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at March 31, 2019 and December 31, 2018	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 85,580 and 85,277 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	856	853
Paid-in capital	1,175,878	1,174,880
Accumulated deficit	(366,110)	(346,570)
Accumulated other comprehensive income	3,308	(21,046)
	1,064,878	1,059,063
	$12,441,774	$12,186,525

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,163,195	$1,157,355
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	9.65:1	9.49:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$9.43	$9.39

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended March 31
	2019	2018
Interest income:
Residential mortgage investments	$83,807	$69,138
Other	422	408
	84,229	69,546
Interest expense:
Secured borrowings	(63,779)	(45,021)
Unsecured borrowings	(1,891)	(1,891)
	(65,670)	(46,912)
	18,559	22,634
Other (expense) income:
Loss on derivative instruments (net)	(21,657)	–
Compensation-related expense	(3,609)	(2,048)
Other general and administrative expense	(1,128)	(1,237)
Miscellaneous other revenue	89	71
	(26,305)	(3,214)
Net (loss) income	(7,746)	19,420
Less preferred stock dividends	(4,842)	(4,842)
Net (loss) income to common stockholders	$(12,588)	$14,578

Net (loss) income per common share:
Basic and diluted	$(0.15)	$0.16

Weighted average common shares outstanding:
Basic	84,894	93,425
Diluted	84,894	93,506

Cash dividends declared per share:
Common	$0.08	$0.16
Series E preferred	0.47	0.47

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF OPERATIONS AND SELECT OPERATING STATISTICS

(unaudited, in thousands, except per share amounts, percentages annualized)

	2019	2018
	Q1	Q4	Q3	Q2	Q1
Quarterly Statements of Operations:
Interest income:
Residential mortgage investments	$83,807	$72,902	$67,649	$65,202	$69,138
Other	422	626	350	305	408
	84,229	73,528	67,999	65,507	69,546
Interest expense:
Secured borrowings	(63,779)	(59,321)	(54,393)	(48,241)	(45,021)
Unsecured borrowings	(1,891)	(1,910)	(1,910)	(1,900)	(1,891)
	(65,670)	(61,231)	(56,303)	(50,141)	(46,912)
	18,559	12,297	11,696	15,366	22,634
Other (expense) income:
Loss on derivative instruments (net)	(21,657)	–	–	–	–
Compensation-related expense	(3,609)	(2,238)	(1,913)	(1,560)	(2,048)
Other general and administrative expense	(1,128)	(1,207)	(1,184)	(899)	(1,237)
Miscellaneous other revenue	89	132	81	81	71
	(26,305)	(3,313)	(3,016)	(2,378)	(3,214)
Net (loss) income	$(7,746)	$8,984	$8,680	$12,988	$19,420
Net (loss) income per diluted common share	$(0.15)	$0.05	$0.04	$0.09	$0.16
Average diluted common shares outstanding	84,894	88,006	91,346	92,121	93,506

Select Operating Statistics:
Average portfolio outstanding (cost basis)	$12,169,106	$12,442,410	$13,026,636	$13,025,353	$13,303,044
Average secured borrowings	11,156,608	11,439,646	11,957,518	11,914,562	12,235,554
Average long-term investment capital (“LTIC”)	1,161,815	1,188,553	1,258,367	1,280,231	1,314,537
Core net income	15,471	8,984	8,680	12,988	19,420
Core net income per diluted common share	0.12	0.05	0.05	0.09	0.16
Constant prepayment rate (“CPR”)	20.62%	22.37%	25.71%	23.82%	19.64%
Total financing spreads	0.42	0.22	0.21	0.33	0.55
Yields on residential mortgage investments	2.75	2.34	2.08	2.00	2.08
Secured borrowing rates (a)	2.23	2.07	1.82	1.62	1.47
Financing spreads on residential mortgage investments	0.52	0.27	0.26	0.38	0.61
Operating costs as a percentage of LTIC (b)	1.32	1.15	0.98	0.77	1.01
Return on common equity capital	5.33	1.96	1.69	3.51	6.12
(a)

Secured borrowing rates exclude the effects of amortization of the net unrealized gains in Accumulated other comprehensive income on de-designated swaps and include net interest cash flows on de-designated hedges to better compare the components of financing spreads on residential mortgage investments with prior periods. See “Reconciliation of GAAP Measures to Non-GAAP Measures” for details on the impact of cash flow hedge de-designations.

(b)	Excludes the effects of first quarter 2019 adjustments to 2018 incentive compensation accruals totaling $(949,000) due to the Company’s outperformance relative to its peers.

CAPSTEAD MORTGAGE CORPORATION

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(annualized, unaudited)

The following reconciles GAAP net (loss) income and net (loss) income per common share to core earnings and core earnings per common share:

	2019		2018
	Q1		Q4		Q3		Q2		Q1
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net (loss) income	$(7,746)	$(0.15)	$8,984	$0.05	$8,960	$0.04	$12,988	$0.09	$19,420	$0.16
Unrealized loss on derivative instruments	26,237	0.31	–	–	–	–	–	–	–	–
Amortization of unrealized gains, net of unrealized losses, on de-designated financial derivatives (a)	(3,020)	(0.04)	–	–	–	–	–	–	–	–
Core earnings	$15,471	$0.12	$8,984	$0.05	$8,960	$0.04	$12,988	$0.09	$19,420	$0.16

(a)Consists of unrealized gains and losses included in accumulated other comprehensive income on two- and three-year swaps previously designated as cash flow hedges of secured borrowings that are being amortized over these instruments’ contractual terms as a component of interest expense for GAAP purposes.

The following reconciles total financing spreads to financing spreads on residential mortgage investments:

	2019	2018
	Q1	Q4	Q3	Q2	Q1
Total financing spreads	0.42%	0.22%	0.21%	0.33%	0.55%
Impact of yields on other interest-earning assets*	-	-	-	-	0.01
Impact of borrowing rates on other interest-paying liabilities*	0.05	0.05	0.05	0.05	0.05
Impact of amortization of unrealized gain in Accumulated other comprehensive income	(0.11)	-	-	-	-
Impact of realized gain on de-designated derivative instruments	0.16	-	-	-	-
Financing spreads on residential mortgage investments	0.52	0.27	0.26	0.38	0.61
*

Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(dollars in thousands, unaudited)

	March 31, 2019					December 31, 2018
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$4,748,713	$158,836	$4,907,549	$4,954,464	$46,915	$48,091
Longer-to-reset ARMs	4,096,087	101,671	4,197,758	4,164,182	(33,576)	(66,326)
Ginnie Mae securities:
Current-reset ARMs	1,150,026	38,289	1,188,315	1,193,211	4,896	4,433
Longer-to-reset ARMs	1,876,059	40,360	1,916,419	1,914,414	(2,005)	(13,444)
	$11,870,885	$339,156	$12,210,041	$12,226,271	$16,230	$(27,246)
Interest rate swap agreements: (b)
Secured borrowings-related			$8,200,000	$(14,237)	$8,981	$24,033
Unsecured borrowings-related			100,000	(21,903)	(21,903)	(17,834)
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Residential mortgage securities classified as held-to-maturity with a cost basis of $1.1 million and unsecuritized investments in residential mortgage loans with a cost basis of $1.1 million are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

Secured borrowings-related swap positions were de-designated as cash flow hedges for accounting purposes on March 1, 2019 and unrealized gains held in Accumulated other comprehensive income are being amortized over the life of the swaps. Changes in fair value subsequent to March 1, 2019 are reflected on the consolidated statements of operations in Loss on derivative instruments (net). Unsecured borrowings-related swaps remain designated as cash flow hedges for accounting purposes and are carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. Above amounts exclude variation margin and accrued interest.

The following reflects Capstead’s interest rate swaps related to secured borrowings positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related swap fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Second quarter 2019	$1,650,000	1.33%
Third quarter 2019	550,000	1.40
Fourth quarter 2019	700,000	1.72
First quarter 2020	600,000	2.07
Second quarter 2020	600,000	2.68
Third quarter 2020	200,000	1.64
Fourth quarter 2020	200,000	2.04
First quarter 2021	100,000	2.67
Second quarter 2021	200,000	2.87
Fourth quarter 2021	800,000	2.85
First quarter 2022	2,600,000	2.55
	$8,200,000

After consideration of interest rate swaps related to secured borrowings, Capstead’s residential mortgage investments and related secured borrowings had durations as of March 31, 2019 of approximately 13½ months for a net duration gap of approximately zero months. Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of March 31, 2019)

(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$3,404,328	4.12%	4.25%	1.66%	2.54%	5.06%	6.2
Freddie Mac Agency Securities	1,503,221	4.07	4.44	1.77	2.00	4.97	7.3
Ginnie Mae Agency Securities	1,188,315	3.60	3.91	1.51	1.05	4.68	6.2
Residential mortgage loans	810	3.90	4.65	2.06	1.75	11.10	6.7
(50% of total)	6,096,674	4.01	4.23	1.66	2.12	4.97	6.5
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,856,488	2.98	4.19	1.61	3.29	5.00	41.8
Freddie Mac Agency Securities	1,341,270	2.94	4.35	1.64	3.01	5.07	39.6
Ginnie Mae Agency Securities	1,916,419	3.33	3.90	1.50	1.00	5.00	46.7
(50% of total)	6,114,177	3.08	4.14	1.58	2.51	5.02	42.9
	$12,210,851	3.54	4.18	1.62	2.32	4.99	24.8
Gross WAC (rate paid by borrowers)(d)		4.13

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At March 31, 2019, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 102.86.  This table excludes $1 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 77% of current-reset ARMs were subject to periodic caps averaging 1.78%; 16% were subject to initial caps averaging 2.19%; 6% were subject to lifetime caps averaging 6.28%; and less than 1% were uncapped.  All longer-to-reset ARM securities at March 31, 2019 were subject to initial caps.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at March 31, 2019 approximately 92%, 4% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 1% reset every five years.  Approximately 84% of the Company’s current-reset ARM securities have reached an initial coupon reset date, while none of its longer-to-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.